Exhibit 10.10

Sponsored Research Agreement

SPONSORED RESEARCH AGREEMENT (the “Agreement”), effective as of the final date of the undersigned parties (“Effective Date”) is made between Cornell University for and on behalf of its Joan & Sanford I. Weill Medical College , a nonprofit educational, research and healthcare institution located at 1300 York Avenue, New York, NY 10065 (hereinafter referred to as, “Cornell”),and Albert Einstein College of Medicine of Yeshiva University, a Division of Yeshiva University, a New York Corporation located at 1300 Morris Park Avenue, Bronx, NY 10461 (hereinafter referred to as, “Einstein”), on the one hand, (Cornell and Einstein shall hereinafter be referred to collectively as “the Medical Colleges”), and Metastat, 4 Autumnwood Court, The Woodlands, Texas 77380, hereinafter referred to as the “Sponsor,” on the other hand.

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to the Medical Colleges and to the Sponsor, and will further the instructional and research objectives of the Medical Colleges in a manner consistent with their status as non-profit, tax-exempt, educational institutions.

NOW, THEREFORE, the parties hereto agree as follows:

1.	THE SCOPE OF WORK. The Medical Colleges agree to use all reasonable efforts to perform their respective duties in the research program as set forth in Attachment A (the “Research”).

2.
PRINCIPAL INVESTIGATORS.  The Research will be supervised by Joan Jones, M.D. on behalf of Cornell and Thomas Rohan, M.D on behalf of Einstein (collectively, “the Principal Investigators”).  If, for any reason, either Principal Investigator is unable to continue to serve as the respective Medical College’s Principal Investigator, and a successor acceptable to both the respective Medical College and the Sponsor is not available, this Agreement shall be terminated as provided in Article 6.

3.
PERIOD OF PERFORMANCE.  The Research shall be commence on the Effective Date and expire until the first to occur (a) three (3) years, or (b) on completion of this Study, unless terminated earlier as provided in Section 6..  The Completion Date will be subject to extension only by mutual agreement of the parties.

4.
REIMBURSEMENT OF COSTS.  In consideration of the foregoing, the Sponsor will reimburse each of the Medical Colleges for all direct and indirect (Facilities & Administrative, or F&A) costs incurred in the performance of the Research, which shall not exceed the total estimated project cost of $202,798.31 for Cornell and $514,755.92 for Einstein, without written authorization from the Sponsor.

5.	PAYMENT. Payments shall be made to the Medical Colleges by the Sponsor in advance in U.S. dollars, net of taxes or impost of any kind on the following basis:

$257,377.96 shall be paid to Einstein and $101,399.16 shall be paid to Cornell upon execution of the Agreement; representing ½ of the total;

$128,688.98 shall be paid to Einstein and $50,699.58 shall be paid to Cornell within six months of the Effective Date; representing 1/4 of the total; and

$128,688.98 shall be paid to Einstein and $50,699.57 shall be paid to Cornell within twelve months of the Effective Date; representing 1/4 of the total.

6.
TERMINATION.  Performance under this Agreement may be terminated by the Sponsor upon thirty (30) days prior written notice to the Medical Colleges.  Performance may be terminated by either of the Medical Colleges if circumstances beyond its reasonable control preclude continuation of the Research.  Upon termination, each Medical College will be reimbursed as specified in Article 4 for all costs and non-cancelable commitments incurred in the performance of the Research, such reimbursement not to exceed the total estimated project cost specified in Article 4.

7.
PUBLICATIONS AND COPYRIGHTS.  Each Medical College will be free to publish or otherwise disseminate the results of the Research after providing the Sponsor with a thirty (30) day period in which to review each publication or abstract submission to identify patentable subject matter and to identify any inadvertent disclosure of the Sponsor's proprietary information.  If the Sponsor identifies patentable subject matter in such a proposed publication, the Sponsor shall notify the Medical College’s technology licensing office in writing thereof, and such patentable subject matter shall be treated as an Invention as described in Section 8 below.  If necessary to permit the preparation and filing of U.S. patent applications by the Medical Colleges, the Medical Colleges may agree to an additional review period not to exceed sixty (60) days.  Any further extension will require subsequent agreement between the Sponsor and the Medical Colleges.

The Sponsor will be given credit and acknowledgment for the support provided to the Medical Colleges in any publication resulting from this research.  Original research data will belong to the Medical Colleges.  Title to, and the right to determine the disposition of, any copyrights, or copyrightable material, first produced or composed in the performance of this research, shall remain with the Medical Colleges, and ownership of such copyrights as between each Medical College will be determined pursuant to U.S. copyright law.

This Article 7 is subject to Section 5.4 of the Material/Data Transfer Agreement between Cornell, Einstein and Kaiser Foundation Research Institute, a copy of which has been provided to Sponsor.

8.
A.  INVENTIONS AND PATENTS.  The Medical Colleges will disclose each subject invention to the Sponsor promptly after the inventor discloses it in writing to the relevant Medical College personnel responsible for patent matters.  The disclosure to the Sponsor shall be in the form of a written report and shall identify the inventor(s).

B.  INTELLECTUAL PROPERTY.

(a)
Title to Inventions.  Title to any invention conceived or first reduced to practice in the performance of the Research shall remain with the Medical Colleges.  Sponsor shall be notified of any such invention promptly after a disclosure is received by the Medical College Technology Licensing Office.  The Medical College (1) may file a patent application at the request of the Sponsor and at the Sponsor’s expense; or (2) may file a patent application at its own discretion.  As between the Medical Colleges, inventorship of inventions conceived or first reduced to practice in the performance of the Research (“Inventions”) will be determined in accordance with principles of U.S. patent law.

(b)
Licensing Options.  Each of the Medical Colleges grants to the Sponsor an exclusive ninety (90) day option (from date of notification of the Medical Colleges Invention) to negotiate for the acquisition of a license, to such Medical Colleges Inventions on reasonable terms and conditions to be negotiated in good faith between Medical Colleges and Sponsor.  If there is no agreement on license terms during the ninety (90) day period following Sponsor’s notification that it wishes to exercise its option, Medical Colleges shall be free to offer commercial license rights to third parties.

(c)
Confidentiality of Invention Disclosures.  The Sponsor shall retain all invention disclosures submitted to Sponsor by the Medical Colleges in strict confidence and use all reasonable efforts to prevent their disclosure to third parties.  Subject to the confidentiality clause in Section 9 below, the Sponsor shall be relieved of this obligation only when this information becomes publicly available through no fault of the Sponsor.

9.
"Confidential Information" shall mean information that is disclosed in writing and marked "Confidential" or disclosed orally or visually and subsequently reduced to writing and marked "Confidential" within ten (10) business days after first disclosure, and which information is obtained by, developed for or given to one or both of the Medical Colleges by Sponsor, which is treated by Sponsor as confidential and/or proprietary.

Confidential Information shall not include:

(a)	information which is in the public domain or comes into the public domain through no fault of the Medical Colleges;

(b)	information learned by the Medical Colleges from a third party entitled to disclose such information;

(c)	information required to be disclosed by the Medical Colleges pursuant to a judicial ruling, law or regulation;

(d)
information developed independently by employees or consultants of the Medical Colleges that had no access to the disclosure, as shown by competent written records; or is developed independently by the Medical Colleges without use of or reference to Confidential Information, as can be demonstrated by written records;

(e)	is published in accordance with Section 7 of this Agreement.

For a period of three (3) years, the Medical Colleges shall maintain in confidence all Confidential Information transferred to it by Sponsor, and use such Confidential Information solely for the purposes permitted hereunder.  Each party acknowledges that all proprietary/confidential information to be transferred to it hereunder is owned by the disclosing party and shall continue to be owned by the disclosing party following transfer.  Each party shall maintain communications to each other in confidence.  Each party shall maintain all Confidential Information transferred to it by the other in a secure area and shall provide the same only to its employees who need the same in carrying out their duties relating to that party's obligations under this Agreement.  Upon termination of this Agreement, the Medical Colleges shall return or destroy all Confidential Information transferred to it hereunder, at the sole option, request and expense of the Sponsor, except that Sponsor shall be entitled to retain one copy of Confidential Information thereof for purposes of determining its obligations under this Agreement.

10.
USE OF NAMES.  No party will use the name of any other in any advertising or other form of publicity without the written permission of the other; in the case of the Cornell, that of the Dean and University Counsel.

11.
REPORTS.  A final report of the progress of the work shall be made to the Sponsor by each Medical College’s Principal Investigator within three months of completion of that Medical College’s Research tasks.  For projects lasting more than six months, interim reports may be requested by the Sponsor at no more than four-month intervals.  The Sponsor shall retain all such reports in confidence and shall use all reasonable efforts to prevent their disclosure to third parties.  The Sponsor may not include information from such reports in patent applications without prior written permission from the Medical Colleges’ technology licensing office.

The Sponsor shall be relieved of this obligation only when this information becomes publicly available through no fault of the Sponsor.

12.
CHANGES.  The Sponsor or one or both of the Medical Colleges may, at any time, in writing to the other parties, suggest and by mutual written agreement make changes within the general scope of the work, including but not limited to:

(a)	Revising or adding to the work or deleting portions thereof,

(b)	Revising the period or schedule of performance, or

(c)	Increasing or decreasing the total cost.

Upon receipt of such notice of change and their mutual written agreement thereto, the parties shall immediately use their best efforts to take all necessary steps to comply therewith.

13.
INDEMNIFICATION.  The Sponsor agrees to indemnify, defend and hold harmless the Medical Colleges, their officers, trustees, overseers, agents, and employees, including without limitation the Principal Investigators (“Indemnitees), from and against all claims, liabilities, losses, property damage, injury, illness, death, demands, causes of action, judgments, settlements, expenses and suits, including reasonable attorneys' fees (“Losses”), arising in whole or in part out of: (i) negligence, recklessness or willful misconduct on the part of Sponsor, its directors, officers, employees and agents; or (ii) a breach of this Agreement by Sponsor; or (iii) the use, nonuse, interpretation, disclosure or publication by Sponsor of the data and/or results of the Research, or (iv) use by Sponsor, or by any third party acting on behalf of or under authorization from the Sponsor, of any Inventions subject to possible license hereunder; or (v) any use, sale or other disposition by Sponsor, or by any third party acting on behalf of or under authorization from Sponsor, including products made or developed as a result of information or materials received from the Medical Colleges.  The provisions of this paragraph shall survive termination or expiration of this Agreement.  In the event the project is to be performed at affiliated hospitals, clinics or other institutions affiliated with one of the Medical Colleges, the Sponsor agrees to indemnify such affiliate, its officers, trustees, agents, and employees, and hold them harmless from any and all, property damage, claim, lawsuit, judgment thereon, or cause of action, which results in whole or in part from the provision of services in this Agreement, including the cost of defense.

14.
INSURANCE.  Within thirty (30) days after the Effective Date, the Sponsor shall provide evidence of sufficient commercial general liability insurance (including coverage for products liability, if applicable), with minimum limits of $3 million per occurrence and $5 million in the aggregate, and other adequate forms of protection, to be deemed acceptable by the Medical College.  Such evidence shall be in the form of a certificate of insurance with "Cornell University for and on behalf of its Joan and Sanford I. Weill Medical College" and Albert Einstein College of Medicine of Yeshiva University, a Division of Yeshiva University as additional named insureds for the purposes of the agreement, with the certificate holders identified as Cornell University, c/o Joan and Sanford I. Weill Medical College, Office of Research and Sponsored Programs, 1300 York Avenue, Box 89, New York, NY 10065 and Albert Einstein College of Medicine of Yeshiva University, a Division of Yeshiva University, 1300 Morris Park Avenue, Bronx, NY 10461, Attention: Office of Biotechnology.  Such insurance shall provide a minimum notice of 60 days for cancellation, non-renewal or substantial change in coverage.  The Medical College reserves the right to terminate this Agreement in the event that Sponsor cancels or reduces its insurance coverage.  The limits of insurance under this section will not limit Sponsor’s liability obligations, including indemnification, under this Agreement.

15.
NOTICES.  All communications, reports, and notices required or permitted hereunder shall be deemed sufficiently given if in writing and personally delivered or sent by registered mail, postage prepaid, return receipt requested, addressed to the parties as follows or at such other address as a party shall have given notice of pursuant hereto:

If to Cornell:

Director, Research & Sponsored Programs
Weill Cornell Medical College of Cornell University
1300 York Avenue, Box 89
New York, New York 10065
Telephone: (646) 962-8290
Facsimile:  (646) 962-0531
Email: grantsandcontracts@med.cornell.edu

If to Cornell’s technology licensing office:

Director, Office of Technology Development
Weill Medical College of Cornell University
418 E. 71st Street, Suite 61
New York, New York 10021
Telephone: (212) 746-6186
Facsimile: (212) 746-6662
Email: cctec-contracts@med.cornell.edu

If to Einstein:

Albert Einstein College of Medicine of Yeshiva University,
a Division of Yeshiva University
1300 Morris Park Avenue
Bronx, NY 10461
Attention:  Office of Biotechnology

If to Sponsor:

Metastat, Inc.
4 Autumnwood Court
The Woodlands, Texas 77380
Attention:  Warren C. Lau, President and CEO

16.
LAWS AND REGULATIONS.  This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York.  The Sponsor shall cooperate with the Medical Colleges in complying with any applicable Federal, state and local laws, regulations and policies governing research.

17.
EXPORT CONTROLS.  This agreement is made subject to the laws and regulations concerning the export and re-export of products, services or technical information that the U.S. government may impose from time to time, and to the exceptions thereunder, such as the exception for “fundamental research” in Part 734 of Title 15 of the U.S. Code of Federal Regulations (“Export Laws”).  To this end, the Sponsor shall cooperate with the Medical College as reasonably necessary to permit the Medical College to comply with Export Laws.  The Sponsor hereby represents and covenants either: (a) that all of the Sponsor’s activities contemplated by this Agreement fall within an exception to Export Laws (such as the “fundamental research” exception), and the Sponsor has executed or will execute such activities in accordance with all regulations concerning the applicable exception; or (b) that the Sponsor (i) is neither a national of nor controlled by a national of any country to which the United States prohibits the export or re-export of goods, services, or technology; (ii) is not a person specifically designated as ineligible to export from the United States or deal in U.S.-origin goods, services, or technologies; (iii) will not export or re-export, directly or indirectly, any goods, services, or technology, to any country or person (including juridical persons) to which the United States prohibits the export of goods, technology, or services; and (iv) in the event that a U.S. government license or authorization is required for an export or re-export of goods, services, or technology (including technical information acquired from the Medical College under this Agreement and/or any products created by using such technical information or any part thereof), the Sponsor shall obtain any necessary U.S. government license or other authorization prior to undertaking the export or re-export.

18.
ORDER OF PRECEDENCE.  The parties hereby agree, that in the event of a conflict between the terms and conditions of the Contract Document itself, and any other Document either incorporated by reference or attached to the Contract, the terms and conditions of the basic Contract Document itself shall prevail.

19.
ASSIGNMENT.  No party shall assign, sell, transfer or encumber this Agreement or the interest therein, or permit any other arrangement having similar effect, without the express written consent of the other parties.  The Medical Colleges shall not unreasonably withhold consent in the event of a sale, consolidation, reorganization, or other transfer involving all or substantially all of the Sponsor’s business or assets.  This Sponsored Research Agreement shall be binding on and inure to benefit of the successors or permitted assigns of the parties hereto, and all entities controlled by them.

20
ENTIRE AGREEMENT.  This Agreement, including all Exhibits referenced herein, shall be the complete Agreement of the parties hereto and shall supersede all prior agreements and understandings, oral or written, between the parties respecting the subject matter hereof.

The respective parties have executed this Agreement on the dates indicated below.

CORNELL UNIVERSITY	METASTAT
FOR AND ON BEHALF OF ITS JOAN &
SANFORD I. WEILL MEDICAL COLLEGE

By: /s/ Edward Walsh	By: /s/ Warren C. Lau

Edward Walsh	Warren C. Lau
Name

Senior Director, Financial Management	President & CEO
Title

4/18/11	4/12/11
Date	Date

I agree to act as Principal Investigator for the Research for Cornell:

/s/ Joan Jones
Joan Jones, MD

ALBERT EINSTEIN COLLEGE OF
MEDICINE OF YESHIVA UNIVERSITY,
A DIVISION OF YESHIVA UNIVERSITY

By: /s/ John L. Harb________________________

_John L. Harb ____________________________
Name

_Assistant Dean, Scientific Operations _________
Title

_4/14/11__________________________________
Date

I agree to act as Principal Investigator for the Research for Einstein:

 /s/ Dr. Thomas Rohan
Dr. Thomas Rohan

Attachment A
Statement of Work and Budget

A population-based study of TMEM and breast cancer prognosis

Introduction

Multiphoton-based intravital imaging and invasive tumor cell profiling has demonstrated that invasive carcinoma cells over-expressing Mena in mouse and rat mammary tumors intravasate when associated with peri-vascular macrophages, thereby identifying a tumor microenvironment of metastasis as a microanatomical structure.  We call this microanatomic landmark, composed of a macrophage in direct contact with an endothelial cell and a Mena over-expressing tumor cell, the Tumor MicroEnvironment of Metastasis (TMEM).  Recently, we have shown that TMEM are present in explanted, human invasive breast tumors and that TMEM density is positively associated with the risk of developing distant organ metastases (Robinson et al 2009).

Proposed Research

Our hypothesis is that TMEM density in invasive ductal carcinomas of the breast is positively associated with the risk of developing distant organ metastasis, independent of lymph node status, tumor grade, and ER/PR/Her2/neu status.  We propose to test this new marker for predicting metastatic outcome in a well characterized cohort of breast cancer patients.  The new marker is a novel concept for prediction of risk of metastasis, involving use of an anatomical landmark, combined with a unique invasion/metastasis marker.

Experimental Design

The primary aims of the proposed study are as follows:

1.  To study the association between TMEM count at initial diagnosis of invasive ductal carcinoma of the breast and risk of systemic metastasis.

2.  To identify a cut-point for TMEM count that differentiates best between those who develop systemic metastasis and those who do not, and to calculate the sensitivity and specificity of this cut-point.

We also propose to investigate the following secondary aim:
To explore the association between TMEM count at initial diagnosis of invasive ductal carcinoma of the breast and risk of systemic metastasis by tumor type (triple negative, ER+/HER2-, and HER2+).

The proposed study has translational potential given that it might lead to the development of a clinically useful test for tailoring treatment according to TMEM score.

Cornell budget

Funds are requested for 18 months.  The completion of this research plan in 18 months will require the services of 4 pathologists (Jones, Robinson, Oktay and D’Alfonso).

TMEM staining
$90/case
600 slides (500 cases with 20% repeat rate) x $90/case = $54,000

Total TMEM staining = $66,000

ER/PR/Her-2 staining
$45/case
550 (500 cases with 10% repeat rate) x $45/case = $24,750

Personnel
Dr. Jones will be responsible for all quality measures relevant to the staining quality and reproducibility of the triple immunostain.  As Principal Investigator she will be responsible for the overall direction and supervision of the histopathology and immunopathology, Dr. Jones will also be responsible for supervision of the microscopic analysis of the slides.

Drs. Robinson and D’Alfonso will serve as collaborating breast pathologists and will determine ER/PR/HER-2 status and TMEM counts in the same manner as Drs. Oktay and Jones.

Jones; 5% effort = $14,976 + $4,193 (fringe) = $19,169
Robinson 5% effort = $12,000 + $3,360 (fringe) = $15,360
D’Alfonso 5% effort = $5,250 + $1,470 (fringe) = $6,720

Total pathology cost

$54,000    TMEM
$24,750    ER/PR/Her-2
$41,249    Personnel

$119,999   Total Direct

$82,799.31   Indirect (69%)

$202,798.31  Total

Einstein budget

Funds are requested for 18 months.

Personnel:

Dr. Rohan will co-direct the project with Dr. Jones.  He will liaise with Kaiser and will oversee all operations (data collection, data management, data analysis) at Einstein.
Rohan: 7.77% effort =$23,275.04 + $7,285.09 (fringe) = $30,560.13

Dr. Xue will conduct the statistical analysis of the data in conjunction with Dr. Rohan.
Xue: 7.5% effort = $16,054.88 + $5,025.18 (fringe) = $21,080.06

Dr. Oktay will serve as a collaborating breast pathologist and will determine ER/PR/HER-2 status and TMEM counts in the same manner as the other pathologists.
Oktay: 5% effort = $14,977.50 + $4,762.85 (fringe) = $19,740.35

Ms. Ginsberg (data manager) will design and oversee the development and implementation of the Study Management Informatics System for the study.
Ginsberg: 10% effort = $19,198.95 + $6,105.27 (fringe) = $25,304.21

Ms. Foglia (project coordinator) will work under the direction of Dr. Rohan and Ms. Ginsberg to assist in the preparation of the Standard Operating Procedures Manual, coordinate activities and communication between Cornell and Einstein, maintain the portal content, handle issues regarding accounts payable, supplies, and maintenance, and arrange the logistics for the shipping of samples.  Ms. Foglia will be trained in the use of the Study Management Informatics System which she will use to run quality assurance reports, monitor data, and track samples.
Foglia: 20% effort = $12,990 + $4,130.82 (fringe) = $17,120.82

Mr. Kamensky (computer programmer) will develop the Study Management Informatics System which will facilitate all data acquisition, quality control procedures, and specimen tracking for this project.  Mr. Kamensky will also work closely with the project coordinator to ensure all data issues are resolved quickly and accurately.
Kamensky: 20% effort = $18,279 + $5,812.72 (fringe) = $24,091.72

Consultant statistician:

Hung-Mo Lin, an Associate Professor at Mt. Sinai Hospital in New York, will serve as the consultant biostatistician on the project. She will perform the statistical analysis in collaboration with Drs. Rohan and Xue. The information on outcome (metastasis or not) will be sent directly to her so that the other investigators will never be able to link the TMEM data to the outcome data.

To conduct the interim analysis (scheduled for late August/early September 2011), the main analysis (scheduled for mid-2012), and any further analysis, required for manuscript revision, the cost will be $20,000.

Kaiser subcontract:

Kaiser Permanente will provide tissue samples and associated clinical information for 500 subjects.
The cost of obtaining the tissue and samples is $150,000.

Supplies:

A sum of $2000 is requested for the purchase of SharePoint Licenses and external hard drives, and for maintenance of internet connections and e-mail access.

Total Einstein cost

$158,093.93   Personnel
$150,000        Kaiser
$2,000            Supplies

$310,093.93   Total Direct
$204,661.99 (at 66% overhead rate applied to the entire direct cost)    Indirect
$514,755.92   Total